Exhibit 10.1

DRUG “X” EXCLUSIVE LICENSE AGREEMENT

THIS DRUG “X” EXCLUSIVE LICENSE AGREEMENT (this “Agreement”) is made and entered into as of June 2, 2011 (the “Effective Date”), by and between the Licensee of Patent (as such term is defined herein), SCOLR Pharma Inc., a Delaware corporation and Licensee of a Patent family from Temple University (“SCOLR”), and Syntrix Biosystems, Inc., a Delaware corporation (“Syntrix”). SCOLR and Syntrix each may be referred to herein individually as a “Party,” or collectively as the “Parties”.

WHEREAS, SCOLR is the successor in interest to that certain license agreement between Temple and Nutraceutix, Inc. dated September 6, 2000, and its amendments and modifications (collectively the “Master License”), and pursuant to the Master License is the sole and exclusive Licensee of the Patent family (Annex A) with rights to sublicense and owner of other intellectual property relating to a certain Product (as such term is defined herein);

WHEREAS, SCOLR and Syntrix are parties to that certain bilateral confidential disclosure agreement (“Bilateral CDA”) dated November 1, 2010;

WHEREAS, SCOLR and Syntrix are parties to that certain development services agreement (“Development Agreement”) dated November 12, 2010;

WHEREAS, Syntrix has paid SCOLR a non-refundable, non-recoupable fee in the amount of $18,000 in consideration (“Consideration”) as of the Effective Date;

WHEREAS, SCOLR wishes to license to Syntrix all SCOLR’s rights in and to the Product Drug X, including all patent rights and other intellectual property relating thereto, and Syntrix wishes to receive such license from SCOLR on the terms set forth below; and,

WHEREAS, the license to be granted shall be granted on an exclusive basis in the Territory, all as more fully set out below.

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth in this Agreement, the Consideration given, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. DEFINITIONS

1.1 “Affiliate” of a Party means any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such first Party. For purposes of this definition only, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” will mean the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through the ownership of fifty percent or more of the voting securities of the other organization or entity or by contract relating to voting rights or corporate governance.

Two Way Exclusive License Agreement

1.2 “Combination Product” shall mean a product which comprises (a) a Product and (b) at least one other active ingredient or medical device, which, if administered or used independently of the Product, would have a clinical, diagnostic or therapeutic effect.

1.3 “First Commercial Sale” shall mean the first commercial sale of a Product, in exchange for cash or some equivalent to which value can be assigned, after regulatory approval has been granted by a Regulatory Authority, other than the use of the Product for testing purposes and/or a sale for experimental, promotional, compassionate named patient or test market purposes. For the avoidance of any doubt, First Commercial Sale can only occur once worldwide, regardless of the jurisdiction in which it took place.

1.4 “Licensed Know-How” means all information listed in Annex B of this Agreement.

1.5 “Net Sales” means the amounts (cash or equivalent to which value can be assigned) actually received by Syntrix or its Affiliates or its Sublicensees in respect of the sale of a Product by Syntrix or its Affiliates or its Sublicensees (including as part of a Combination Product), less, and following recovery of, the following items (collectively, the “Recognized Deductions”) as considered under Generally Accepted Accounting Principles (GAAP):

(i)	allowances or credits granted to and taken by customers (including wholesalers) for rejections, returns (including as a result of recalls), and prompt payment and trade, cash and volume discounts or resulting from inventory management;

(ii)	amounts incurred resulting from government mandated rebate programs (or any agency thereof);

(iii)	rebates, charge backs and discounts paid or credited; and

Syntrix shall provide SCOLR an accounting of all such deductions with each report delivered under Article 5.

Notwithstanding the foregoing, for the purposes of this definition, the transfer of a Product by Syntrix or one of its Affiliates to another Affiliate of Syntrix or to a sublicensee for resale is not a sale and in such cases, Net Sales will be determined based on the amount received by Syntrix or such Affiliate in respect of the Product or “Combination Product” (subject to the adjustments set forth below) as sold by the Affiliate or sublicensee to independent third-parties, less the Recognized Deductions.

For Net Sales of a Product sold or supplied as a “Combination Product”, the Net Sales of such a Combination Product will be determined by multiplying the Net Sales of such Combination Product by the fraction of A/(A+B), where A is the average unit selling price during the period in respect of which Net Sales are being calculated of the Product sold separately and B is the total average unit selling price during the period in respect of which Net Sales are being calculated of the other product or device included in the Combination Product, when sold separately. If neither the Product nor the other product or device included in the Combination Product are sold separately during the period in respect of which Net Sales are being calculated, then the Parties shall in good faith negotiate the value of the other product or device included in the Combination Product that are to be deducted from the Net Sales of the Combination Product in determining the Net Sales of the Product contained in the Combination Product. If the Parties are unable to agree as to the proportion of such Combination Product to be attributed to the Product, the Parties shall use 50% and Syntrix shall pay SCOLR accordingly.

Two Way Exclusive License Agreement

1.6 “Patents” shall mean the Patent family listed in Annex A to this Agreement, as well as (a) any substitutions, divisions, continuations, continuations-in-part (but only to the extent that they cover the same invention claimed in the foregoing), reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates and the like, and any provisional applications, of any such patents or patent applications, and (b) any foreign or international equivalent of any of the foregoing.

1.7 “Product” shall mean all extended release and all other tablet formulations containing Active Ingredient X (i.e., “Drug X”), the identity of which is provided in confidential Annex C, and that infringe one or more valid claims of the Patents. Notwithstanding the foregoing, and for the sake of clarity, Product does not include (1) any dietary supplement (as defined in the 1994 Dietary Supplement and Health Education Act (“Supplement”), or (2) any drug that can, as of the Effective Date hereof, be purchased by the general public in the United States without prescription (“OTC Drug”). If any item that is classified on the Effective Date of this Agreement as a Supplement or OTC Drug is subsequently reclassified otherwise, such item nevertheless remains a Supplement or an OTC Drug for all purposes under this Agreement.

1.8 “Regulatory Approval” means approval by the US FDA of an NDA (New Drug Application), or the equivalent application for marketing approval, and satisfaction of any related applicable FDA registration and notification requirements (if any).

1.9 “Regulatory Authority” means any applicable government entity regulating or otherwise exercising authority with respect to the development and commercialization of a Product.

1.10 “Regulatory Documentation” means all applications, registrations, licenses, authorizations and approvals (including all Regulatory Approvals), all correspondence submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority), all supporting documents and all clinical studies and tests, including the manufacturing batch records for Products, relating to a Product, and all data contained in any of the foregoing, including all regulatory drug lists, advertising and promotion documents, adverse event files and complaint files.

1.11 “Royalty Term” shall mean the period commencing on the date of the First Commercial Sale and ending on the earlier of (i) July 19, 2017, and (iii) Syntrix’s aggregate payment of the maximum cap amount of US $20 million.

1.12 “Sublicense” means a sublicense from Syntrix to a third party under the License granted pursuant to this Agreement and the term “Sublicensee” shall be construed accordingly. Any Sublicense may include the right to grant further Sublicenses. All Sublicenses shall include provisions for the benefit of SCOLR corresponding to those contained herein, mutatis mutandis. A breach of the terms of a Sublicense, to the extent that same would constitute a breach of the terms hereof by Syntrix, shall be considered a breach of Syntrix’s obligations under this Agreement. Syntrix shall, upon request, provide SCOLR with redacted copies of each Sublicense granted under this Agreement, subject to SCOLR undertaking to maintain same in confidence in accordance with the terms hereof.

1.13 “Sublicense Sales Royalties” means sales royalties actually received by Syntrix from third party distributors and/or Sublicensees in respect to the sublicense of the Patents and of sales of the Product effected by such distributors and/or Sublicensees (and/or any further Sublicensees thereof) and shall be considered as sales as of the quarter when Syntrix receives the Sublicense Sales Royalties.

1.14 “Territory” shall mean worldwide.

Two Way Exclusive License Agreement

LICENSE GRANT

2.1 Scope of License. SCOLR hereby grants to Syntrix an exclusive (including as to SCOLR itself), perpetual (subject to the rights of termination set forth herein) royalty bearing, assignable license in the Territory under the Patents and the Licensed Know-How for the sole purpose of developing, manufacturing, commercializing, making, having made, using, selling, offering for sale and importing Products (the “License”). Nothing in this Agreement shall limit SCOLR’s right to make use of the Licensed Know-How for purposes other than the Product or products competing with the Product.

2.2 Sublicenses. The License granted to Syntrix is Sublicensable (and further Sublicensable) in whole or in part, to third parties (including Syntrix’s Affiliates) in arms length transactions. Such third parties shall be called “Sublicensees” herein. For the avoidance of doubt, Syntrix, its Affiliates and Sublicensees shall be entitled to conduct or to perform any activity in respect of the Products by means of any third party sub-contractor, and such conduct shall not be considered to be a grant of a Sublicense hereunder.

2.3 Registration. SCOLR agrees that Syntrix shall have the right, on its own account and at its own expense, to register as the exclusive licensee of the rights in and to the Patents and the Licensed Know How as needed to develop, manufacture, commercialize, make, have made, use, sell, offer for sale and import Products. SCOLR shall, execute all documentation reasonably requested by Syntrix and otherwise cooperate with Syntrix in order to ensure such registration.

2.4 Limitations on Other Licenses. During the term of this Agreement, SCOLR shall not, without Syntrix’s, its Affiliates and Sublicensees prior written consent, grant any rights or licenses to any Patents or Licensed Know-How, or transfer any data or know-how to any third party that conflict with the rights granted to Syntrix, its Affiliates and Sublicensees under this Agreement.

2.5 Marking. Syntrix will mark, and require all Sublicensees to mark, all Products sold or otherwise disposed of under the license granted in Section 2.1 with the word “Patent” or “Patents” and the number or numbers of the Patents applicable thereto. This section 2.5 shall immediately expire immediately upon expiration of the Patent.

3. DATA AND PRODUCT TRANSFER

3.1 Know-How. Within thirty (30) days following the Effective Date, unless it has already done so, SCOLR will provide Syntrix with access to the Licensed Know-How and all information relating thereto and to the Patents, and copies of external service and other contracts and documentation and correspondence relating to the manufacture of Product, all as reasonably required for Syntrix to exercise the rights granted by this Agreement. Following the Effective Date, SCOLR will provide Syntrix with reasonable assistance in replying to inquiries by Syntrix in respect of the information and data provided and exercise of the License.

3.2 Assistance. SCOLR agrees to assist Syntrix or Sublicensees in a technical transfer of Know-How to a contract manufacturing organization chosen by Syntrix. In consideration for technical transfer activities that require travel, SCOLR will be compensated according to a rate and travel expenses budget to be pre-approved (in writing) by Syntrix.

Two Way Exclusive License Agreement

4. DILIGENCE

No Warranty. For the avoidance of doubt, nothing contained in this Agreement shall be construed as a warranty by Syntrix that any development or any commercialization to be carried out by it in connection with this Agreement will actually achieve its aims or any other results and Syntrix makes no warranties whatsoever as to any results to be achieved in consequence of the carrying out of any such development. Furthermore, Syntrix makes no representation to the effect that the commercialization of the Products, or any part thereof, will succeed, or that it or its Sublicensees shall be able to sell the Products in any quantity.

5. REPORTS

5.1 Until the end of the Royalty Term, Syntrix agrees as follows:

5.1.1 Development Reports. Upon Notice by SCOLR, such Notice not to be provided more frequently than every 12 months, Syntrix shall inform SCOLR with respect to activities and progress regarding the development, commercialization, sublicensing, and government approvals of Product(s).

5.1.2 First Commercial Sale Report. To report to SCOLR the date of the First Commercial Sale, together with the name of the country in which such First Commercial Sale occurred.

5.1.3 Royalty Reports. With respect to each Royalty payment pursuant to Section 6.3 below, following the First Commercial Sale to deliver to SCOLR reports including the following with respect to the period covered by the Royalty payment on a calendar quarterly basis within thirty (30) days following the end of each March, June, September, and December.

5.1.3.1 The amount of Net Sales received by Syntrix or its Affiliates from Products, and the amount of Sublicense Sales Royalties received by Syntrix, including the Recognized Deductions applicable in computing Net Sales and the deductions applicable in computing Sublicense Sales Royalties, and the total Royalties due to SCOLR based on Net Sales and Sublicense Sales Royalties.

5.1.3.2 Name and address of all Sublicensees.

5.2 Any and all information, data or reports supplied by Syntrix pursuant to the provisions of this Article 5 shall be treated as Syntrix’s Confidential Information.

5.3 If this Agreement is terminated for any reason during the Royalty Term, Syntrix shall deliver a final report and associated Royalty payment to SCOLR within sixty (60) days after such termination or sell-off period, as applicable. Except as provided above, following termination, Syntrix shall have no further reporting obligations under this Article 5.

6. FINANCIAL PROVISIONS

6.1 Royalty Payments. Unless Section 14.3.2 herein is invoked, until the expiry of the Royalty Term, Syntrix will pay SCOLR a royalty of ***% of Net Sales and ***% of Sublicense Sales Royalties actually received by Syntrix. (“Royalties”).

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Two Way Exclusive License Agreement

6.2 Due Dates for Payment. All payments due pursuant to the provisions of Section 6.1 above shall be due and payable to SCOLR within thirty (30) days after the close of each calendar quarter, delivered with the Royalty Reports. Should Syntrix fail to effect payment of the payment as aforesaid within sixty (60) days following the due date, and following a subsequent ninety (90) day cure period, SCOLR shall be entitled to terminate the License pursuant to Section 14.2.

6.5 Payment Method. All amounts due to SCOLR under this Agreement will be paid in U.S. dollars, by wire transfer in immediately available funds to an account designated in writing by SCOLR. Any payment not delivered on time shall accrue interest from the date due until paid in full at the rate of the lower of 1.0% per month or the highest rate allowed under applicable laws.

6.6 Maximum Cap Amount. The total aggregated payments made by Syntrix pursuant to this Agreement shall not exceed a maximum cap amount of US $20 million (the “Cap Amount”). Once Syntrix pays SCOLR the Cap Amount, it shall have no further obligation to pay in respect to the rights granted under this Agreement.

6.7 Currency; Foreign Payments. If any currency conversion will be required in connection with the calculation of any payment hereunder, such conversion will be made by using the exchange rate for the purchase of U.S. dollars as published in The Wall Street Journal, Eastern Edition, on the date of the payment. If at any time legal restrictions prevent the prompt remittance of any payments in any jurisdiction, Syntrix may notify SCOLR and, at SCOLR’s option, make such payments by depositing the amount thereof in local currency in a bank account or other depository in such country in the name of SCOLR or its designee, and Syntrix will have no further obligations under this Agreement with respect to such payment.

6.8 Taxes. Syntrix shall pay all taxes required to be paid by applicable law for or due on account of any taxes or similar governmental charge imposed by any jurisdiction based on such payments to SCOLR without deduction of any kind from the Royalties due under this Agreement. Syntrix will provide SCOLR a certificate evidencing payment of any Withholding Taxes.

6.9 Continuing Right. Following the expiration of the Royalty Term, Syntrix shall be entitled to continue to exploit the License in the Territory with respect to the Product(s) without having to pay any further Royalties in respect of the exercise of the rights granted under the License.

7. RECORDS RETENTION AND AUDIT

7.1 Record Retention. Until the expiry of the Royalty Term, Syntrix will maintain (and will ensure that its Affiliates maintain) complete and accurate books, records and accounts that fairly reflect Net Sales and Sublicense Sales Royalties, in sufficient detail to confirm the accuracy of any payments required hereunder, which books, records and accounts will be retained for two (2) years after the end of the Royalty Term.

7.2 Audit. SCOLR will have the right, at its own cost, to have an independent certified public accounting firm of nationally recognized standing, reasonably acceptable to Syntrix and who agrees to be bound by a customary undertaking of confidentiality, have access during normal business hours, and upon reasonable prior written notice, to Syntrix’s records as may be reasonably necessary to verify Syntrix’s compliance with the terms of this Agreement, including

Two Way Exclusive License Agreement

without limitation the accuracy of Net Sales and Sublicense Sales Royalties, as applicable, for any period ending not more than 36 months prior to the date of such request; provided, however, that SCOLR will not have the right to conduct more than one such audit in any calendar year or more than one such audit covering any given time period. Any such audit shall be made during Syntrix’s normal business hours and shall not unreasonably interfere with the business of Syntrix and shall be completed within a reasonable time. Without derogating from the forgoing, SCOLR’s audit rights shall be conducted no later than 2 years following the Royalty Term. In the event that the audit reveals a shortfall of more than 10% in the amount of Royalties paid to SCOLR, the audit costs and all related travel costs up to a maximum cap of US $50,000 will be paid to SCOLR by Syntrix within thirty (30) days of billing.

7.3 Payment of Additional Amounts. If, based on the results of such audit, additional payments are owed by Syntrix under this Agreement, Syntrix shall, within 30 days after the completion of the audit, either (a) pay such amounts, plus interest at the rate of 2% per annum (i.e. ‘Interest’ for the purpose of this Section 7.3 only) from the date originally due or (b) at its own cost and option, conduct an additional (second) audit using an independent certified public accounting firm of nationally recognized standing to verify SCOLR’s audit results. Upon completion of the second audit, Syntrix shall provide SCOLR a copy of the auditors written audit report and pay SCOLR the amount of any additional payments found due under the second audit plus interest from the date such payments were originally due; pay SCOLR the amount of any additional payments found due under the second audit plus interest from the date such payments were originally due. If SCOLR disagrees with the results of the second audit, the Parties shall, within 45 days after the completion of the second audit, conduct a third and final audit the result of which shall be applied by the Parties. The Parties shall equally share the costs of the third audit to be conducted, unless the third audit substantially confirms the results of either party’s individual audit in which case the cost of such audit shall be paid by the other party hereto up to a maximum cap of US $50,000.

7.4 Confidentiality. SCOLR will treat all information subject to review under this Article 7 in accordance with the confidentiality provisions of Article 11 below.

8. REPRESENTATIONS AND WARRANTIES

8.1 By Each Party. Each Party hereby represents, warrants and covenants to the other Party as of the Effective Date as follows:

8.1.1 Corporate Authority. Such Party (a) has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, and (b) has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered a proceeding at law or equity.

8.1.2 Consents, Approvals, etc. Such Party has obtained all necessary consents, approvals and authorizations of all governmental authorities and other parties required to be obtained by such Party in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained.

Two Way Exclusive License Agreement

8.1.3 Conflicts. The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable law or any provision of the articles of incorporation, bylaws or any similar instrument of such Party, as applicable, in any material way, and (b) do not conflict with, violate, or breach or constitute a default or require any consent not already obtained under, any contractual obligation or court or administrative order by which such Party is bound.

8.2 By SCOLR. SCOLR hereby further represents, warrants, and covenants to Syntrix as of the Effective Date as follows:

8.2.1 IP Ownership. SCOLR has the sole legal and/or beneficial right to license the Patents (and represents and warrants that the Licensed Know-How has not been misappropriated and is, to SCOLR’s knowledge, non-infringing) as is necessary to fulfill its obligations under this Agreement and to grant the License to Syntrix pursuant to this Agreement, and the Patents and the Licensed Know-How are free and clear of any liens, encumbrances or third party rights (including without limitation, the right to receive royalties or other compensation).

8.2.2 No Conflicting Grants. SCOLR has not and during the term of this Agreement, and, provided that this Agreement expires due to the expiration of the Royalty Term, thereafter, shall not grant any rights to the Patents or the Licensed Know-How that conflict with the rights granted to Syntrix hereunder.

8.2.3 Third Party Actions. To SCOLR’s knowledge, (a) the exercise by Syntrix of the License granted under the Patents and the Licensed Know-How to make, have made, use, sell, commercialize, offer for sale, and import the Products will not by itself infringe upon the patent or other intellectual property rights of any third party, and (b) no actions, suits, claims, disputes, or proceedings concerning the Patents or the Licensed Know-How currently pending or have been threatened, that could have an adverse effect on the Product or could impair SCOLR’s ability to perform its obligations under this Agreement. Furthermore, there are no legal suits or proceedings by a third party against SCOLR (including without limitation employees or former employees of SCOLR) contesting the ownership or validity of the Patents, the Licensed Know-How or the Product or any part thereof.

8.2.4 Limitation and Indemnification. SCOLR has no liability in respect of the manufacture, sale or use of the Product and Syntrix shall indemnify, defend, and hold SCOLR harmless from any and all liability, losses, damages, suits, attorneys’ fees and costs, investigations, claims, and or demands by a third party to the extent arising from the manufacture, sale or use of the Product and any Combination Product.

8.2.5 Disclaimer of Warranties. THE WARRANTIES GIVEN BY SCOLR IN THIS SECTION 8.2 ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES. EXCEPT FOR SUCH EXPRESS WARRANTIES, SCOLR MAKES NO OTHER WARRANTIES OF ANY KIND AND HEREBY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT, OR WARRANTIES ARISING FROM COURSE OF DEALING OR USE OF TRADE.

Two Way Exclusive License Agreement

9. LIMITATION OF LIABILITY.

Except in the case of a willful or fraudulent misrepresentation under Article 8, and except in the case of indemnification for payments to third parties under Article 13, in no event shall either Party be liable to the other or any of its Affiliates for any consequential, incidental, indirect, special, punitive or exemplary damages (including, without limitation, lost profits, business or goodwill) suffered or incurred by such other Party or its Affiliates, whether based upon a claim or action of contract, warranty, negligence or tort, or otherwise, arising out of this Agreement.

10. PATENTS

10.1 Patent Prosecution and Maintenance

Prosecution by SCOLR. SCOLR undertakes to continue to prosecute, including re-examinations of the Patents, and maintain the Patents listed in Annex A.

10.2 Patent Enforcement

10.2.1 Infringement Notice. If SCOLR or Syntrix determines that any claim to a Patent is being infringed by a third party’s activities and includes Drug X, and that such infringement could affect the exercise of the License under this Agreement, it will promptly notify the other Party in writing. In addition, if SCOLR or Syntrix determines that any Licensed Know-How is being misappropriated by a third party’s activities and that such misappropriation could affect the exercise of the License under this Agreement, it will promptly notify the other Party in writing

10.2.2 Subject to the limitation in Section 10.3.3, Syntrix will have the sole, exclusive and first right, but not the obligation, to enforce the licensed rights hereunder against such infringement and/or misappropriation and to control all litigation to enforce the licensed rights hereunder against such infringement and/or misappropriation, all as Syntrix shall deem appropriate and in its sole discretion. Syntrix shall provide SCOLR with information regarding any such litigation in the same manner as required by SCOLR under Section 10.2.3 and shall, subject to recovery under Section 10.2.5, be solely responsible for all costs and expenses of such litigation. In addition, Syntrix shall indemnify, defend and hold SCOLR harmless from all loss, claim or damage, including reasonable attorney’s fees and costs, awarded against SCOLR in connection with such litigation, provided however, that SCOLR’s activities are directly a part of this Agreement. Syntrix agrees to inform SCOLR promptly if Syntrix decides not to take infringement or misappropriation action in order for SCOLR to assume responsibility of infringement or misappropriation action to be taken as per SCOLR’s discretion.

In the event SCOLR does, at its discretion, undertake any enforcement of infringement or misappropriation, SCOLR will provide Syntrix with copies of all relevant documentation. SCOLR shall be solely responsible for all costs and expenses of such litigation. In addition, SCOLR shall indemnify, defend and hold Syntrix harmless from all loss, claim or damage, including reasonable attorney’s fees and costs, awarded against Syntrix in connection with such litigation, provided however, that Syntrix’s activities are directly a part of this Agreement.

Two Way Exclusive License Agreement

10.2.3 Co-operation. The Parties will provide reasonable assistance to each other, including providing access to relevant documents and other evidence, making its employees available at reasonable business hours, and joining the action to the extent necessary to allow the prosecuting Party to maintain the action.

10.2.4 Recovery. Any amounts recovered in connection with or as a result of any action contemplated by Sections 10.2.2, whether by settlement or judgment, will be used to reimburse the Parties for their reasonable costs and expenses in making such recovery (which amounts will be allocated pro rata if insufficient to cover the totality of such expenses), and any remainder received by Syntrix in excess of the reasonable costs and expenses in making such recovery will be treated as Net Sales (without deduction of Recognized Deductions) and payments will be due in respect of same pursuant to this Agreement. Payments made to SCOLR in compliance with this Section 10.2.4 shall be applied to the ‘total aggregated payments’ made by Syntrix pursuant to this Agreement for the purpose of determining whether the total aggregated payments exceed the Cap Amount (see Maximum Cap Amount in Section 6.6).

10.3 Patent License

10.3.1 Claim - Rights and Procedures. In the event that either SCOLR or Syntrix, or both of them, are sued by a third party alleging that the commercialization of a Product infringes upon any intellectual property rights of such third party, the Party being so sued shall immediately give the other Party Notice of same and the Parties shall thereafter proceed as provided in Article 13.

10.3.2 Neither Party shall, without the consent of the other Party, enter into any settlement or compromise or consent to any judgment in respect of any claim related to rights licensed to Syntrix under this Agreement, unless such settlement, compromise or consent includes an unconditional release of the other Party from all liability arising out of the claim and does not otherwise limit or impair the other Party’s rights.

11. CONFIDENTIALITY

11.1 Disclosure and Use Restriction.

11.1.1 Disclosure of Identity of Active Ingredient X Restricted. The identity of Active Ingredient X or Drug X shall not be disclosed by SCOLR to the public, including in any financial disclosures related to public SEC filings. Any public disclosures of this Agreement shall have Annex C redacted.

11.1.2 Disclosure and Use of Confidential Information Restricted. Each Party will keep confidential and will not publish, submit for publication or otherwise disclose, and will not use for any purpose except for the purposes contemplated by this Agreement, any Confidential Information (as such term is defined below) received from the other Party.

11.2 Confidential Information. “Confidential Information” shall mean all information and know-how and any tangible embodiments thereof provided by or on behalf of one Party to the other Party either in connection with the discussions and negotiations pertaining to this Agreement or in the course of performing this Agreement, which may include data; knowledge; practices; processes; ideas; chemical identity of an active ingredient, research plans; engineering designs and drawings; research data; manufacturing processes and techniques; scientific, manufacturing, marketing and business plans; and financial and personnel matters relating to the disclosing Party or to its present or future products, sales, suppliers, customers,

Two Way Exclusive License Agreement

employees, investors or business. Notwithstanding the foregoing, information or know-how of a Party shall not be deemed Confidential Information of such Party for purposes of this Agreement if such information or know-how:

(i)	was legally known by the receiving Party prior to disclosure, other than under an obligation of confidentiality or non-use, at the time of disclosure to such receiving Party;

(ii)	was generally available or known to parties reasonably skilled in the field to which such information or know-how pertains, for example, the experience of a skilled person, or was otherwise part of the public domain, at the time of its disclosure to such receiving Party;

(iii)	became generally available or known to parties reasonably skilled in the field to which such information or know-how pertains, or otherwise became part of the public domain, after its disclosure to such receiving Party through no fault of the receiving Party;

(iv)	was legally disclosed to such receiving Party, other than under an obligation of confidentiality or non-use, by a third party who had no obligation to the disclosing Party not to disclose such information or know-how to others; or

(v)	was independently discovered or developed by such receiving Party, as evidenced by their written records, without the use of or reference to Confidential Information belonging to the disclosing Party and prior to any subsequent disclosure by the receiving Party.

11.3 Authorized Disclosure. Notwithstanding the provisions of Section 11.1 above, a Party shall be entitled to disclose the Confidential Information of the other Party hereto to the extent that such disclosure is:

(i)	made in response to a valid order of a court of competent jurisdiction; provided, however, that such Party will first (to the extent practicably possible) have given notice to such other Party and given such other Party a reasonable opportunity to quash such order and to obtain a protective order requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued; and provided further that if a disclosure order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such court or governmental order will be limited to that information which is legally required to be disclosed in response to such court or governmental order;

(ii)	otherwise required by law; provided, however, that the disclosing Party will provide such other Party with notice of such disclosure in advance thereof to the extent practicably possible and to the extent permitted, will redact from such disclosure the other party’s Confidential Information or designate the same as trade secret;

(iii)	made by such Party to the Regulatory Authorities as required for the development or commercialization of a therapeutic or diagnostic product, including the Product, in a country, as required in connection with any filing, application or request for Regulatory Approval or as required by applicable securities laws and regulations, subject to the limitations in Section 11.3(ii);

(iv)	made by such Party, in connection with the performance of this Agreement, to Sublicensees, Affiliates, directors, officers, employees, consultants, representatives or agents, each of whom prior to disclosure must be bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Agreement;

Two Way Exclusive License Agreement

(v)	made by such Party in the course of submitting financial accounts to relevant authorities as per local statutory requirements or to existing or potential acquirers; existing or potential collaborators; investment bankers; existing or potential investors, merger candidates, partners, venture capital firms or other financial institutions or investors for purposes of obtaining financing; or, strategic potential partners; each of whom prior to disclosure must be bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Agreement;

(vi)	made by such Party in the course of filing patent applications to protect the Product; or.

(vii)	made by SCOLR to the extent reasonably necessary to comply with financial audit requests, including but not limited to sales and royalty audits requested by Temple.

12. PRESS RELEASES

Press releases or other similar public communication by either Party relating to the terms of this Agreement will be approved in advance by the other Party, which approval will not be unreasonably withheld or delayed.

13. INDEMNIFICATION

13.1 Indemnification of SCOLR. Syntrix will defend and hold SCOLR and its directors, officers, employees and agents (“SCOLR Parties”) harmless, from and against any and all liability, suits, investigations, claims or demands by a third party to the extent arising from or occurring as a result of or in connection with (a) the negligence or willful misconduct on the part of Syntrix in performing any activity contemplated by this Agreement, (b) breach by Syntrix of any representations, warranties, or covenants set forth in this Agreement and/or (c) Product liability Syntrix shall not be obligated to pay any portion of any judgment that is subject to indemnity by SCOLR as provided below.

13.2 Indemnification of Syntrix. SCOLR will defend and hold Syntrix, its Affiliates, and their respective directors, officers, employees and agents (“Syntrix Parties”), harmless, from and against any and all liability, suits, investigations, claims or demands by a third party to the extent arising from or occurring as a result of or in connection with a breach by SCOLR of any representations, warranties, or covenants set forth in this Agreement, except to the extent the liability or loss arises from or occurs as a result of or in connection with (i) negligence or willful misconduct on the part of a Syntrix Party; (ii) breach by Syntrix of any representations, warranties, or covenants set forth in this Agreement. SCOLR shall further be responsible for and shall indemnify and hold Syntrix harmless in respect of:

13.2.1 All royalties and other payments existing under an agreement signed by SCOLR or any obligation undertaken by SCOLR, required to be paid to third parties in respect of the commercialization of the Products.

13.2.2 All royalty and other payments required to be paid to other third parties in respect of the Product as a result of a claim by any of SCOLR’s existing or former employees, consultants or shareholders, or any person named in SCOLR’s patents or patent applications, or any person claiming it should have been named as an inventor in such patent applications.

Two Way Exclusive License Agreement

13.3 Limitations. The Parties acknowledge and agree that Sections 10.2, 10.3, 13.1, 13.2 and 13.3 state the Parties’ sole rights, remedies and obligations with respect to the claims described therein.

13.4 Conditions to Indemnity. Each Party’s agreement to indemnify and hold the other harmless is conditioned upon the indemnified Party (i) providing written notice to the indemnifying Party of any claim, demand or action arising out of the indemnified activities within thirty (30) days after the indemnified Party has knowledge of such claim, demand or action, (ii) permitting the indemnifying Party to assume full responsibility to investigate, prepare for and defend against any such claim or demand, (iii) assisting the indemnifying Party, at the indemnifying Party’s reasonable expense, in the investigation of, preparation of and defense of any such claim or demand; and (iv) the indemnifying Party not compromising or settling such claim or demand without the indemnified Party’s prior written consent, unless such settlement includes as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified Party a complete release from all liability in respect of such claim or litigation; provided that, if the Party entitled to indemnification fails to promptly notify the indemnifying Party pursuant to the foregoing clause (i), the indemnifying Party shall only be relieved of its indemnification obligation to the extent it is prejudiced by such failure and provided further that the indemnified Party is not obligated to notify the indemnifying Party of claims, demands and/or actions made directly against the indemnifying Party only. Notwithstanding the foregoing, if in the reasonable judgment of the indemnified party, such suit or claim involves an issue or matter which could have a materially adverse affect on the business, operations or assets of the indemnified party, the indemnified party may waive its rights to indemnity under this Agreement and control the defense or settlement thereof, but in no event shall any such waiver be construed as a waiver of any indemnification rights such indemnified party may have at law or in equity.

14. TERM AND TERMINATION

14.1 Term. Unless earlier terminated in accordance with the provisions of this Article 14, the term of this Agreement (the “Term”) commences upon the Effective Date and will continue until terminated in accordance with the terms hereof.

14.2 Termination.

14.2.1 Termination for Breach. Failure by a Party to comply with any of its material obligations contained herein will entitle the Party not in default to give to the defaulting Party notice specifying the nature of the material breach, requiring the defaulting Party to make good or otherwise cure such material breach, providing specific actions that the defaulting Party could take to cure such material breach, and stating its intention to invoke the provisions of Section 14.3 if such material breach is not cured. If such material breach is not cured within 90 days after the receipt of such notice (or, if such material breach cannot be cured within such 90-day period, if the defaulting Party does not commence actions to cure such material breach within such period and thereafter diligently continue such actions), the Party not in default will be entitled, without limiting any of its other rights conferred on it by this Agreement (except as expressly set forth herein), to terminate this Agreement by providing written notice to the breaching Party.

Two Way Exclusive License Agreement

14.2.2 Notwithstanding anything to the contrary herein, in the event of a breach of this Agreement by SCOLR that results in actual monetary damages to Syntrix, and without derogating from any of Syntrix’s other rights at law, Syntrix shall have the right to continue all activities under the License granted herein and to continue utilizing the Patents for the exploitation of the License, with the right to set-off, from any sums due to the SCOLR hereunder, amounts equivalent to any damage caused to Syntrix as a result of SCOLR’s breach hereunder. Without limitation to Section 14.2.1, to exercise the right to set-off, Syntrix must (1) provide SCOLR notice of the alleged breach within three (3) days of the date on which the set-off begins to accrue; (2) provide SCOLR a monthly statement of all claimed damages,;; and (3) submit the claim of breach for formal dispute resolution before a mediator or arbitrator (as agreed to by the Parties), or court within ten (10) days of the expiration of the cure period set forth in Section 14.2.1.

Notwithstanding, it is clarified that SCOLR shall not be entitled to terminate this Agreement for any reason whatsoever once the Royalty Term has expired.

14.2.3 Voluntary Termination. Syntrix shall be entitled, in its sole discretion, to terminate this Agreement on sixty (60) days prior written notice to SCOLR, in which case the license granted under this Agreement shall immediately terminate and, except as permitted in Section 14.3.1, Syntrix will immediately cease any and all sale, development and other activities regarding the Product that would otherwise infringe under law one or more valid claims of the Patents.

14.3 Consequences of Termination

14.3.1 License. If this Agreement is terminated for any reason prior to the expiration of the Royalty Term, all rights granted to Syntrix under the License will terminate. Notwithstanding the preceding, if this Agreement is terminated by Syntrix for SCOLR’s breach under Section 14.2.1 or as provided under Section 14.2.2, Syntrix shall have a period of 180 days after the date of termination to sell-off the then existing inventory of Product manufactured prior to the effective date of termination. At the end of the sell-off period, Syntrix shall provide SCOLR with a Royalty Report for all such sales and pay any Royalty remaining due for such sales, subject to any set-off provided by Section 14.2.2. Upon termination of this Agreement all sublicenses granted by Syntrix shall terminate.

14.3.2 Accrued Rights. Termination or expiration of this Agreement for any reason will be without prejudice to any rights or financial compensation that will have accrued to the benefit of a Party prior to such termination or expiration or during any sell-off period. Such termination or expiration will not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.

14.3.3 Survival. Articles 7, 9, and 11 and Sections 5.1.3, 5.3, 6.1, 6.2, 6.9, 8.2.5, 10.2.2, 13.1-13.4, 14.3.4 and 15.3 of this Agreement will survive expiration or termination of this Agreement for any reason.

14.3.4 License Survival. Upon expiration of the Royalty Term, the License shall survive throughout the world and no further Royalties shall be due with respect thereto, provided that the Agreement has not been prior terminated by SCOLR. This Section 14.3.5 shall survive termination or expiration of this Agreement.

Two Way Exclusive License Agreement

15. MISCELLANEOUS

15.1 Assignment. SCOLR shall not sell, transfer, assign, delegate, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder without the prior written consent of Syntrix. With Notice, but without the prior written consent of SCOLR, Syntrix may sell, transfer, assign, delegate, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder to any third party. Notice as it pertains to this Section 15.1 shall at a minimum contain the identity of the assignee, the assignee’s state and country of incorporation, and information sufficient to accurately amend Section 15.4 herein. Syntrix may also assign or transfer this Agreement or any of its rights or obligations hereunder to any Affiliate, or to any third party successor in interest with which it has merged or consolidated, or to which it has transferred all or substantial part of its assets or stock to which this Agreement relates.

15.2 Severability. Should any term or provision of this Agreement be or become invalid or unenforceable or should this Agreement contain an omission, the validity or enforceability of the remaining terms or provisions shall not be affected. In such case, subject to the next following sentence, the Parties shall immediately commence to negotiate in good faith in order to replace the invalid or unenforceable term or provision by such other valid or enforceable term or provision which comes as close as possible to the original intent and effect of the invalid or unenforceable term or provision, or respectively, to fill the omission by inserting such term or provision which the Parties would have reasonably agreed to, if they had considered the omission at the date hereof. In the event that any term or provision as aforesaid is invalid, void or unenforceable by reason of its scope, duration or area of applicability or some similar limitation as aforesaid, then the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision so that they shall be enforceable to the maximum scope, duration, area or applicability permitted by applicable law which shall not exceed those specified in this Agreement or to replace such term or provision with a term or provision that comes closest to expressing the intention of the invalid or unenforceable term or provision

15.3 Governing Law. This Agreement will be governed by and construed in accordance with the law of the State of Washington, US, without reference to any rules of conflicts of laws and the courts of King County, Washington shall have exclusive jurisdiction of disputes regarding this Agreement and the Parties hereby submit to the jurisdiction of such courts.

15.4 Notices. All notices or other communications that are required or permitted hereunder will be in writing and delivered personally with acknowledgement of receipt, sent by electronic mail (provided receipt is acknowledged), facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier as provided herein), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to SCOLR, to:

SCOLR Pharma Inc.

19204 North Creek Parkway

Suite 100

Bothell, WA 98011

USA

Fax: + (425) 368-1051

Two Way Exclusive License Agreement

If to Syntrix, to:

Syntrix Biosystems, Inc.

215 Clay Street NW

Suite B5

Auburn, WA 98001

Fax: + (253) 833-8127

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such communication will be deemed to have been given (i) when delivered, if personally delivered, (ii) on the business day (on the receiving end) after dispatch, if sent by nationally-recognized overnight courier (third business day if sent internationally), (iii) on the third business day following the date of mailing, if sent by mail (fifth business day if sent internationally) and (iv) on the first business day (on the receiving end) after being sent by facsimile or by if sent by electronic mail followed by facsimile. It is understood and agreed that this Section 15.4 is not intended to govern the day-to-day business communications necessary between the Parties in performing their duties, in due course, under the terms of this Agreement.

15.5 Entire Agreement; Modifications. This Agreement sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understanding, promises and representations, whether written or oral, with respect thereto are superseded hereby. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth herein. No amendment, modification, release or discharge will be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

15.6 Relationship of the Parties. It is expressly agreed that the Parties will be independent contractors of one another and that the relationship between the Parties will not constitute a partnership, joint venture or agency.

15.7 Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver will be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. Any such waiver will not be deemed a waiver of any other right or breach hereunder.

15.8 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

15.9 No Third Party Beneficiaries. The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they will not be construed as conferring any rights on any other parties.

15.10 Further Assurances. Each Party will duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary to carry out the provisions and purposes of this Agreement.

15.11 Force Majeure. Neither party shall be responsible to the other for failure or delay in performing any of its obligations under this Agreement or for other non-performance hereof but only to the extent that such delay or non-performance is occasioned by a cause beyond

Two Way Exclusive License Agreement

the reasonable control and without fault or negligence of such party, including, but not limited to earthquake, fire, flood, explosion, discontinuity in the supply of power, court order or governmental interference, act of God, strike or other labor trouble, act of war or terrorism and provided that such party will inform the other party as soon as is reasonably practicable and that it will entirely perform its obligations immediately after the relevant cause has ceased its effect. If any such force majeure event continues for a continuous period of 12 months, the Party whose performance is not prevented by such event may terminate this Agreement with immediate effect by providing the other Party with written notice.

Two Way Exclusive License Agreement

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

SCOLR Pharma Inc.	Syntrix Biosystems, Inc.
Signature:	Signature:

/s/ Stephen J. Turner	/s/ John A. Zebala

Name: Stephen J. Turner	Name: John A. Zebala, MD, PhD
Title: President & CEO	Title: President & CEO

Signature:

/s/ Richard M. Levy

Name: Richard M. Levy

EVP and Chief Financial Officer

Two Way Exclusive License Agreement

ANNEX A

PATENTS

US Patent Application 09/037,096

US Patent 6,090,411

PCT Application PCT/US99/04508

European Patent Application No. 99 909 726.4

Canadian Patent CA 2323102

Mexican Patent 220625

ANNEX B

LICENSED KNOW- HOW

List all related documentation and “know- how” to Product

Formulation data

Analytical data

Manufacturing data

SCOLR agrees to assist Syntrix or its Sublicensee in a technical transfer to a contract manufacturing organization.

Two Way Exclusive License Agreement

ANNEX C

“Active Ingredient X” shall mean ***.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Two Way Exclusive License Agreement